 Exhibit 99.1

ParkerVision Reports Profitable First Half of 2023

JACKSONVILLE, Fla., August 14, 2023 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision” or the "Company"), a developer and marketer of technologies and products for wireless applications, today announced results for the three and six months ended June 30, 2023.

First Half  2023 Summary and Recent Developments

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The Company recognized $25 million in revenue from patent license and settlement agreements and, after recognizing contingent legal fees and expenses, reported net income of $14.5 million in the first half of 2023.

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The Company recently filed patent infringement cases in the Western District of Texas against Texas Instruments and NXP Semiconductors and additional cases against Taiwanese chip companies MediaTek and Realtek.

●	During the second quarter of 2023, the Company received $5 million in new funding under its contingent payment agreement.

●	The Company continues to await its hearing date in the appeal of its patent infringement case against Qualcomm in the Middle District of Florida.

Jeffrey Parker, Chairman and Chief Executive Officer, commented, “ParkerVision currently has a dozen open cases in U.S. Federal Courts against eight companies to enforce our patent rights for the unauthorized use of our wireless technologies. We strongly believe the innovations covered by ParkerVision's patents have enabled more competitive and compelling wireless products, and we encourage those who have benefited from incorporating our technology into their products to obtain authorization to use our protected intellectual property through a license.  As we learn of additional infringement, we expect to continue to expand the enforcement of our patent rights."

Mr. Parker continued, “ParkerVision has invested hundreds of millions of dollars in R&D and marketing in its patented RF receiver and transmitter technologies to enable ultra-small semiconductor chips that deliver high-performance RF wireless communications for mobile telephone standards such as 3G, 4G, and 5G, Wi-Fi® communications, Bluetooth®, satellite communications and other wireless applications.”

Financial Results

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ParkerVision reported net income for the second quarter of 2023 of $1.4 million, or $0.02 per common share, compared to a net loss of ($4.4) million, or ($0.06) per common share for the second quarter of 2022.  The increase in net income is largely a result of a decrease in the estimated fair value of contingent payment obligations.

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ParkerVision reported net income for the first half of 2023 of $14.5 million, or $0.17 per common share, compared to a net loss of ($4.1) million, or $ (0.05) per common share for the second half of 2022.   The increase in net income is primarily the result of $25 million in revenue recognized on a patent license and settlement agreement reached in February 2023, offset by contingent legal fees and expenses incurred related to the agreement.

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During the first half of 2023, the Company repaid $13.9 million of its secured contingent payment obligation with proceeds received from patent license and settlement agreements and received $5.0 million in new contingent borrowings.

●	The Company had $4.2 million in cash and cash equivalents as of June 30, 2023.

About ParkerVision

ParkerVision, Inc. invents, develops and licenses cutting-edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products.  ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements.  The words "believe," and "expect," and similar expressions are intended to identify these forward-looking statements.  The Company does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company's forward-looking statements.

Forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements.  There are a number of important factors that could cause the Company's actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and disclosures in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the Securities and Exchange Commission.  Although the Company may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statement and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Cindy French
Chief Financial Officer
ParkerVision, Inc
cfrench@parkervision.com

(TABLES FOLLOW)

ParkerVision, Inc.

Balance Sheet Highlights

	(unaudited)
(in thousands)	June 30, 2023	December 31, 2022
Cash and cash equivalents	$4,200	$109
Prepaid expenses and other current assets	133	274
Intangible assets & other noncurrent assets	1,197	1,368
Total assets	5,530	1,751

Current liabilities	3,114	2,257
Contingent payment obligations	33,795	45,797
Convertible notes, net of current portion	3,418	3,913
Other long-term liabilities	407	473
Shareholders’ deficit	(35,204)	(50,689)
Total liabilities and shareholders’ deficit	$5,530	$1,751

ParkerVision, Inc.

Summary Results of Operations (unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share amounts)	June 30,		June 30,
	2023	2022	2023	2022
Licensing revenue	$-	$-	$25,000	$-
Cost of sales	(63)	(3)	(106)	(6)
Gross margin	(63)	(3)	24,894	(6)

Selling, general and administrative expenses	1,125	1,652	13,210	3,585
Total operating expenses	1,125	1,652	13,210	3,585

Interest expense and other	(107)	(44)	(213)	(78)
Change in fair value of contingent payment obligations	2,728	(2,699)	3,077	(397)
Total other income (expense), net	2,621	(2,743)	2,864	(475)

Net income (loss)	$1,433	$(4,398)	$14,548	$(4,066)

Basic earnings per common share	$0.02	$(0.06)	$0.17	$(0.05)
Diluted earnings per common share	$0.01	$(0.06)	$0.12	$(0.05)

Weighted average shares outstanding
Basic	85,263	77,970	84,570	77,763
Diluted	120,061	77,970	119,700	77,763

ParkerVision, Inc.

Summary of Cash Flows

(unaudited)

	Six Months Ended
(in thousands)	June 30,
	2023	2022
Net cash provided by (used in) operating activities	$12,266	$(1,609)
Net cash used in investing activities	(1)	(4)
Net cash (used in) provided by financing activities	(8,174)	1,429

Net increase (decrease) in cash and cash equivalents	4,091	(184)

Cash and cash equivalents - beginning of period	109	1,030

Cash and cash equivalents - end of period	$4,200	$846